Exhibit 99.1

BioLife Solutions Closes $15.4 Million Public Offering and Converts $14.3 Million of Debt to Equity
Common Stock to Begin Trading on NASDAQ Capital Market®

BOTHELL, WA — March  25, 2014 —BioLife Solutions, Inc. (OTCQB: BLFS) today announced that is has closed a public offering of units for gross proceeds of approximately $15.4 million at a price of $4.30 per unit, completed the conversion of $14.3 million of debt into equity and received approval to list its common stock on the NASDAQ Capital Market.

Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE MKT: LTS), acted as the exclusive placement agent for the public offering of units.  Each unit consisted of one share of common stock and one warrant.  Each whole warrant is exercisable for a period of seven years to acquire one share of common stock for $4.75 per share.  Net proceeds from the offering are estimated at $13.6 million.  The Company intends to use the net proceeds of the offering for general corporate purposes, including working capital.

Concurrently with the close of the public offering, $14.3 million of secured debt held by two note holders was converted on a private placement basis into approximately 3.3 million units having terms substantially similar to the units issued in the public offering.  The Company’s directors, officers and note holders have executed lock-up agreements with a six-month term, subject to certain exceptions.

The Company has received approval to list its common stock on the NASDAQ Capital Market.  The Company expects that its common stock will commence trading on the NASDAQ Capital Market effective March 26, 2014.  The ticker symbol will remain unchanged at BLFS.

About BioLife Solutions

BioLife Solutions develops, manufactures and markets hypothermic storage and cryopreservation solutions and high performance thermal packaging products for cells, tissues, and organs.

This press release contains forward-looking statements, including, but not limited to, statements concerning our anticipated use of proceeds from the offering, the duration of the lock-up agreements, and anticipated trading on the NASDAQ Capital Market. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements, including the broad discretion held by management over the use of proceeds of the offering, exceptions and potential waivers of the lockups, the significant discretion of NASDAQ Capital Market with respect to the listing of securities, and the factors described in our risk factors set forth in our filings with the Securities and Exchange Commission from time to time, including our Registration Statement on Form S-1, Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof, other than as may be required by applicable law.

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Media & Investor Relations
Daphne Taylor
Senior Vice President, Chief Financial Officer
(425) 402-1400
dtaylor@biolifesolutions.com